EXECUTION VERSION

EXHIBIT 10.2

ELK HILLS POWER, LLC
AND
CALIFORNIA RESOURCES ELK HILLS, LLC

COMMERCIAL AGREEMENT

FEBRUARY 7, 2018

-i-

9.4	Unplanned Gas Processing Outages	20
9.5	Unsafe Conditions	20
9.6	Control and Possession	20
9.7	Title to CREH Gas	20

ARTICLE X Specifications		21
10.1	Specifications	21
10.2	Failure to Meet Specifications	21
10.3	Redelivery	22

ARTICLE XI Payment Obligations		22
11.1	Power Capacity Payment and Other Payments for Electricity	22
11.2	Gas Processing Capacity and Steam Payment	22
11.3	Billing	23
11.4	Method of Payment	23
11.5	Disputed Payments	23
11.6	Late Payments	23
11.7	Independent Audits; Record Retention	23

ARTICLE XII Tax Matters		24
12.1	Allocation of Tax Responsibility	24
12.2	Allocation of Taxes	24
12.3	Tax Contests	24
12.4	No Liability for Income, Franchise, or Property Taxes	25
12.5	Responsibility for Reporting and Paying Royalties	25

ARTICLE XIII Events of Default and Termination		26
13.1	Events of Default	26
13.2	Notice and Cure	26
13.3	Termination for Default	27

ARTICLE XIV Force Majeure; Other Excused Performance		26
14.1	Definition	26
14.2	Effect of Force Majeure	26
14.3	Strikes and Lockouts	27
14.4	Change of Law	27

ARTICLE XV Indemnification		28
15.1	WARRANTY OF TITLE AND QUALITY	28
15.2	ADVERSE CLAIMS	28
15.3	CERTAIN PAYMENTS	28
15.4	Compliance with Regulations	29
15.5	INDEMNIFICATION	29
15.6	LIMITATION OF CLAIMS	29
15.7	CREH’S BREACH OF THE MSA OR COMPANY GAS SUPPLY AGREEMENT	30
15.8	Advancement of Expenses	30

-ii-

ARTICLE XVI Access and Information Rights.		30
16.1	Access	30
16.2	Information and Reporting	30

ARTICLE XVII Notices		31

ARTICLE XVIII Authorized Representative		32
18.1	Designation of Authorized Representative	32
18.2	Functions	32
18.3	Limited Authority	32

ARTICLE XIX Assignability		32
19.1	Assignment	32

ARTICLE XX Disputes; Arbitration		33
20.1	Disputes	33
20.2	Arbitration	33

ARTICLE XXI Jurisdiction; Waiver of Jury Trial		37
21.1	Dispute Resolution	37

ARTICLE XXII Miscellaneous		39
22.1	Entire Agreement	39
22.2	Governing Law	39
22.3	Severability and Construction	39
22.4	Cumulative Remedies; Specific Performance	39
22.5	Interpretation	39
22.6	Amendments	39
22.7	Counterparts	39
22.8	Number and Gender; References	39
22.9	Further Assurances; Survival	40
22.10	No Implied Waiver	40
22.11	Integration	40
22.12	No Recourse	40

Exhibits
Exhibit A – Schematic of Key Meters, Requirements, and Quality Specifications
Exhibit B – Dedication Area

-iii-

COMMERCIAL AGREEMENT
This COMMERCIAL AGREEMENT, dated as of February 7, 2018, is by and between ELK HILLS POWER, LLC, a Delaware limited liability company (the “Company”) and CALIFORNIA RESOURCES ELK HILLS, LLC, a Delaware limited liability company (“CREH”). Each of the Company and CREH is sometimes referred to herein as a “Party” and collectively as the “Parties.”
W I T N E S S E T H
WHEREAS, pursuant to a Contribution and Unit Purchase Agreement, dated as of the date of this Agreement (the “Contribution Agreement”), by and among California Resources Corporation, a Delaware corporation (“CRC”), CREH, a wholly owned subsidiary of CRC, the Company and ECR Corporate Holdings L.P., a Delaware limited partnership (“Sponsor”), CREH is contributing to the Company the assets comprising that certain cryogenic gas plant referred to by the Parties as “CGP-1” (the “Gas Processing Facility”) and certain other Contributed Assets (as defined in the Contribution Agreement);
WHEREAS, after giving effect to the transactions contemplated by the Contribution Agreement, the Company will own, among other assets, the Gas Processing Facility and that certain 550 MW natural gas, combined-cycle power plant (the “Power Plant”), each located in Tupman, California on land leased from CREH;
WHEREAS, the Transaction Documents, including this Agreement, and the other agreements and documents expressly referred to herein or therein shall constitute an unseverable and single agreement of the Parties with respect to the transactions contemplated hereby and thereby;
WHEREAS, CREH and its Affiliates operate oil and gas production facilities that are immediately adjacent to the Power Plant and Gas Processing Facility (“CREH’s Field Facilities”), and require access to reliable sources of steam and electricity in the production of such oil and Gas;
WHEREAS, CREH desires to purchase from the Company, and the Company desires to sell to CREH, subject to the exceptions herein, all of CREH’s and its Affiliates’ electricity requirements for the assets now or hereafter owned, acquired and operated by CREH or its Affiliates within the Dedication Area, and all of CREH’s and its Affiliates’ Steam requirements for the assets now or hereafter owned, acquired and operated by CREH or its Affiliates, in each case until such time as the Power Plant is at full capacity; and
WHEREAS, CREH desires for the Company to process, subject to the exceptions herein, all of CREH’s and its Affiliates’ Gas produced from (i) wells at CREH’s Field Facilities and (ii) any other assets now or hereafter owned, acquired and operated by CREH or its Affiliates within the Dedication Area at the Gas Processing Facility, and the Company desires to process such Gas at the Gas Processing Facility.
NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements herein contained, the Company and CREH hereby agree as follows:

ARTICLE I
Definitions
“Actual Utilized Power” for any Month means the monthly average for such Month of Electricity used on Line 3 as set forth in Exhibit A by CREH, any of its Affiliates or the Company.
“Additional Change in Law Operating Expenses” has the meaning given to such term in Section 14.4.
“Affiliate” means as to any party, any corporation, limited liability company, partnership or other entity directly or indirectly Controlling, Controlled by or under common Control with such party.
“Agreement” means this Commercial Agreement, including exhibits and attachments, and all amendments and modifications hereafter executed by the Parties.
“Appeal” has the meaning given to such term in Section 20.2(b).
“Appeal Award” has the meaning given to such term in Section 20.2(b)(iv).
“Appeal Panel” has the meaning given to such term in Section 20.2(b)(i).
“Appellant” has the meaning given to such term in Section 20.2(b).
“Appellee” has the meaning given to such term in Section 20.2(b)(i).
“Applicable Gas Price” means, for any Month, the price per MMBtu of Gas supplied to the Power Plant under the Company Gas Supply Agreement during such period.
“Arbitration Award” has the meaning given to such term in Section 20.2(a)(ii).
“Authorized Representative” means a person designated as such pursuant to Section 18.1.
“Bankruptcy Event” means, with respect to a Person, (a) commencement of any case, proceeding or other voluntary action seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, arrangement, adjustment, winding-up, reorganization, dissolution, composition under any Bankruptcy Law or other relief with respect to it or its debts; (b) applying for, or consent or acquiesce to, the appointment of, a receiver, administrator, administrative receiver, liquidator, sequestrator, trustee or other official with similar powers for itself or any substantial part of its assets; (c) making a general assignment for the benefit of its creditors; (d) commencement of any involuntary case seeking liquidation or reorganization under any Bankruptcy Law, or seeking issuance of a warrant of attachment, execution or distraint, or commencement of any similar proceedings against such Person under any other applicable law and (i) consent to the institution of the involuntary case against it, (ii) the petition commencing the involuntary case is not timely controverted, (iii) the petition commencing the involuntary case is not dismissed within 60 days of its filing, (iv) an interim trustee is appointed to take possession of all or a portion of the property, or to operate all or any part of the business of such Person or any of its Subsidiaries and such appointment is not vacated within 60 days, or (v) an order for relief shall have been issued or entered therein; (e) entry of a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, administrator, administrative receiver, liquidator, sequestrator, trustee or other official having similar powers, over such Person or all or a part of its property; (f) the granting of any other similar relief under any applicable Bankruptcy Law, filing a petition or consent or shall otherwise institute any similar proceeding under any other applicable law, or taking any action in furtherance of, or indicating its consent to, approval of, or acquiescence in any of the acts set forth above in this definition; (g) such Person taking any form of corporate action to be liquidated or dissolved; (h) admitting in writing its inability to pay its debts as they become due or its liabilities exceed its assets; or (i) such entity otherwise becoming insolvent under applicable law.
“Bankruptcy Law” means title 11 of the United States Code, 11 U.S.C. §§ 101 et. seq. or any similar federal or state law.
“BOE” means one barrel of oil equivalent, equal to (a) 42 gallons of natural gas liquids or (b) 6 Mcf of natural gas.
“Btu” means one or more British thermal units, as the context requires, at the higher heating value.
“Business Day” means any day except a Saturday, Sunday, the Friday after the United States Thanksgiving holiday, and any day when banks in the States of California or New York are required or permitted to be closed for business.
“CAISO” means the California Independent System Operator Corporation or successor entity.
“Change in Law” has the meaning given to such term in Section 14.4.
“Claimant” has the meaning given to such term in Section 20.2(a)(i).
“Company” has the meaning given to such term in the introduction to this Agreement.
“Company Asset” means a Subject Asset (as defined in the Contribution Agreement) or other asset of the Company acquired by the Company after the Execution Date (as defined in the Contribution Agreement).
“Company Covered Persons” has the meaning given to such term in Section 15.1.
“Company Gas Supplier” means CRC Marketing, Inc. and its successors and assigns.
“Company Gas Supply Agreement” means that certain Gas Sales Agreement dated July 30, 2014, by and between the Company and Company Gas Supplier, as amended, or any substitute arrangement entered into by the Company pursuant to Section 5.18 of the LLC Agreement.

“Condensate” means liquid water resulting from the condensation of steam. For the avoidance of doubt, liquid water recovered from traps along steam pipelines shall not be considered Condensate, but instead shall be considered wastewater.
“Contract” means any contract, agreement, indenture, note, bond, mortgage, deed of trust, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.
“Contract Power Capacity” means 220 MW per Contract Year.
“Contract Steam Capacity” means 60,000 lbs/hr.
“Contract Year” means the period beginning on the Effective Date and ending on January 31, 2019 and/or each succeeding twelve (12) Month period thereafter during the Term, as applicable.
“Contribution Agreement” has the meaning set forth in the Recitals.
“Control” means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of a Person whether through the ownership of voting securities, by Contract or otherwise. The terms “Controlled” and “Controlling” shall have correlative meanings.
“CRC” has the meaning given to such term in the Recitals.
“CREH” has the meaning given to such term in the introduction to this Agreement.
“CREH Gas” means all Gas delivered by CREH or its Affiliates at a Gas Receipt Point.
“CREH’s Field Facilities” has the meaning given to such term in the Recitals.
“CREH’s Field Operations” means the operation of CREH’s Field Facilities.
“Cross-Appeal” has the meaning given to such term in Section 20.2(b)(i).
“Dedication Area” means the area depicted on Exhibit B attached hereto.
“Dispute” has the meaning given to such term in Section 20.1.
“Effective Date” means the date of this Agreement.
“Electricity” means electric energy generated by the Power Plant.
“Environmental Law” means any Law or Order relating to pollution, remediation of contamination, human or worker health and safety, or protection of the environment or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Solid Waste Disposal Act and Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 1251 et seq.), and

the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), as each has been amended and the regulations promulgated thereto, and all analogous, related, or supplemental state or local laws.
“Event of Default” has the meaning given to such term in Section 13.1.
“Excess Capacity” has the meaning given to such term in Section 6.2.
“Existing CREH Well” has the meaning given to such term in Section 6.1(b)(ii).
“Existing CREH Well Exception Period” has the meaning given to such term in Section 6.1(b)(ii).
“Extended Existing CREH Well Exception Period” has the meaning given to such term in Section 6.1(b)(ii).
“Extended New CREH Well Exception Period” has the meaning given to such term in Section 6.1(b)(i).
“FL&U” means the volume of CREH Gas used as fuel to operate the Gas Processing Facility, plus the volume of CREH Gas lost or unaccounted for in the operation of the Gas Processing Facility.
“Force Majeure” has the meaning given to such term in Section 14.1.
“Gas” means natural gas produced in its original state from gas and/or oil wells.
“Gas Capacity Reserve” means 225 MMcf/d.
“Gas Delivery Point” means each of the gas delivery points illustrated on Exhibit A. With respect to Residue Gas, the gas delivery point is referred to as “GTU2” and measured at “CP1-AI-206.” With respect to Plant Products, the gas delivery point is referred to as “Storage” and measured at “CP1-AI-408 Propane,” “CP1-AI-413B Butane” and “CP1-AI-420 Natural Gasoline.”
“Gas Processing Facility” has the meaning given to such term in the Recitals.
“Gas Receipt Point” means the meter at the Gas Processing Facility located at a given location to which CREH or its Affiliates are responsible for Tendering Gas under this Agreement. The initial Gas Receipt Point is identified on Exhibit A as “Meter 2118.”
“GHG Allowance Price” means the arithmetic average for the most recently-completed Month, of the California ISO’s “Greenhouse Gas Allowance Index Price” for each day of the Month.
“Governmental Body” means any federal, state, local, municipal, tribal or other government; any governmental, regulatory (including self-regulatory) or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Hazardous Material” means any substance, material or waste that is listed, regulated or defined under or pursuant to any Environmental Law, or that can be the subject of enforcement, investigation, Liability, or standards of conduct pursuant to any Environmental Law, whether or not recycled or beneficially used, including coal, coal ash, combustion products, residues, emissions, fly ash, bottom ash, flue gas desulfurization material, petroleum and its by-products, chemical substances, pesticides, pollutants, contaminants, asbestos, polychlorinated biphenyls, radon, radiation, noise, odor, mold or other fungi, and urea formaldehyde insulation.
“Hearing” has the meaning given to such term in Section 20.2(a)(ii).
“Implementation Plan” has the meaning given to such term in Section 10.2.
“JAMS Appellate Rules” has the meaning given to such term in Section 20.2(a)(iv).
“JAMS Rules” has the meaning given to such term in Section 20.2(a).
“Judicial Arbitration and Mediation Service” or “JAMS” has the meaning given to such term in Section 20.2(a).
“kWh” means kilowatt-hour.
“Law” means any federal, state, local or foreign Order, writ, injunction, judgment, settlement, award, decree, statute, law (including common law), rule, regulation or other provision having the force or effect of law established by a Governmental Body.
“Liability” means any and all debts, losses, liabilities, claims, damages, expenses, Taxes, fines, indebtedness or other penalties, fines, costs, royalties, proceedings, deficiencies or obligations (including those arising out of any action, such as any settlement or compromise thereof or judgment or award therein), of any nature, whether known or unknown, absolute, contingent, accrued or unaccrued, liquidated or unliquidated, or otherwise and whether due or to become due, and whether in contract, tort, strict liability or otherwise, and whether or not resulting from third party claims.
“LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of the date of this Agreement.
“Mcf” means one thousand cubic feet of Gas under Standard Conditions.
“MDQ” means the maximum daily quantity of 225 MMcf of Gas.
“Mlbs/hr” means 1,000 pounds per hour.
“MMBtu” means 1,000,000 Btu.
“MMcf/d” means one million cubic feet of Gas per day under Standard Conditions.

“Month” means the period beginning at 12:00 midnight PPT on the first day of a calendar month and ending at 11:59:59 p.m. PPT on the last day of such month.
“Monthly Fuel Capacity Payment” means, with respect to the most recently-completed Month, an amount equal to (a) the Contract Power Capacity, multiplied by (b) 730 hours, multiplied by (c) the realized gross plant heat rate of the Power Plant for that Month (expressed in Btu per kWh), multiplied by (d) Applicable Gas Price for such Month.
“Monthly Gas Processing Capacity and Steam Payment” means, with respect to the most recently-completed Month, subject to reduction pursuant to Section 9.4, an amount equal to $1.467 per Mcf multiplied by the Gas Capacity Reserve multiplied by 730 hours, increased by 1% per annum each Contract Year.
“Monthly Generation Capacity Payment” means, with respect to the most recently-completed Month, subject to reduction pursuant to Section 6.4(c), an amount equal to $69.50 per megawatt hour multiplied by 730 hours multiplied by the Power Capacity Reserve, increased by 1% per annum each Contract Year.
“Monthly GHG Regulatory Capacity Payment” means, with respect to the most recently-completed Month, an amount equal to the Contract Power Capacity, multiplied by 730 hours, multiplied by the realized gross plant heat rate of the Power Plant for that Month (expressed in Btu per kWh), multiplied by .058 MT CO2/MMBtu of Gas, multiplied by the GHG Allowance Price per MT for the applicable month.
“MSA” means that certain Master Services Agreement, by and between CREH and the Company, as may be amended or restated in accordance with its terms, dated as of the date hereof.
“MT” means metric ton.
“MW” means megawatt.
“New CREH Well” has the meaning given to such term in Section 6.1(b)(i).
“New CREH Well Exception Period” has the meaning given to such term in Section 6.1(b)(i).
“Non-Conforming Gas” has the meaning given to such term in Section 10.2.
“Order” means any order, injunction, judgment, decree, award, ruling, writ, determination, assessment or arbitration award of a Governmental Body.
“Party” has the meaning given to such term in the introduction to this Agreement.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, association or other entity or a Governmental Body.

“PG&E” means Pacific Gas and Electric Company.
“Pipelines” means any pipeline that is (a) directly connected to that certain gas treating unit referred to as “GTU2” and (b) capable of receiving Residue Gas originally derived from the Gas Processing Facility.
“Planned Gas Processing Outage” means any outage of the Gas Processing Facility which materially affects the Gas Processing Facility’s ability to reliably perform the Services under this Agreement which is scheduled to occur in the Planned Gas Processing Outage Schedule.
“Planned Gas Processing Outage Schedule” has the meaning given to such term in Section 9.3.
“Planned Power Outage” means any outage of the Power Plant which materially affects the Power Plant’s ability to reliably supply the requirements of CREH and its Affiliates (other than the Company) under this Agreement which is scheduled to occur in the Planned Power Outage Schedule.
“Planned Power Outage Schedule” has the meaning given to such term in Section 6.4(a).
“Plant Products” means ethane, propane, butane, natural gasoline, and any incidental methane that is included in “Plant Products,” which are separated, extracted, recovered or condensed, and saved, from Gas that is Processed by the Company at the Gas Processing Facility.
“Power Capacity Reserve” means 220 MW.
“Power Plant” has the meaning given to such term in the Recitals.
“PPT” means Pacific Daylight time when California observes Daylight Savings Time and Pacific Standard Time otherwise.
“Prime Rate” means the prime rate on corporate loans at large U. S. money center commercial banks as set forth in the Wall Street Journal “Money Rates” table under the heading “Prime Rate,” or any successor thereto, on the first date of publication for the calendar Month in which payment is due.
“Processing” or “Processed” means the removal and recovery of any liquefiable hydrocarbons components contained in Gas by the Gas Processing Facility by means of refrigeration and/or cryogenic operations resulting in Residue Gas and Plant Products.
“Psia” means pounds per square inch, absolute.
“Quality Specifications” has the meaning given to such term in Section 10.1.
“Required Operations Permits” has the meaning given to such term in Section 4.2(a).

“Residue Gas” means Gas remaining after Processing at the Gas Processing Facility, less FL&U and Shrinkage.
“Respondent” has the meaning given to such term in Section 20.2(a)(i).
“Services” means (a) the receipt of CREH Gas at the Gas Receipt Points up to the MDQ, (b) the Processing of CREH Gas received by the Company at the Gas Receipt Point, (c) the redelivery of Plant Products and Residue Gas that is thermally equivalent to CREH Gas Tendered at the Gas Receipt Point in compliance with the requirements of this Agreement, to the Gas Delivery Points, subject to FL&U and Shrinkage, and (d) the other services to be performed by the Company in respect of such Gas as set forth in this Agreement, all in accordance with the terms of this Agreement.
“Shrinkage” means the decrease in Gas volume determined by the Company as adjusted for heating content that results from the conversion of liquefiable components of Gas into Plant Products, but exclusive of FL&U.
“Sponsor” has the meaning given to such term in the Recitals.
“Standard Conditions” means a base pressure of 14.73 Psia and a base temperature of 60 degrees Fahrenheit (60ºF).
“Steam” means water vapor produced by the Power Plant.
“Subject Assets” means the Power Plant and the Gas Processing Facility.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of limited liability, partnership or other similar ownership interests thereof with voting rights at the time owned or Controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or Control, directly or indirectly, the manager, managing member, managing director (or a board comprised of any of the foregoing) or general partner of such limited liability company, partnership, association or other business entity.
“Tax Period” has the meaning given to such term in Section 12.2.
“Taxes” has the meaning given to such term in Section 12.1(d).

“Tender” means, with respect to action by (a)  the Company, making available to CREH and its Affiliates any amount of Steam and quantity of Electricity and (b) CREH or its Affiliates, making available Gas to the Company at a Gas Receipt Point.
“Term” has the meaning given to such term in Article II.
“Third-Party Service Providers” has the meaning given to such term in Section 6.1(b).
“Transaction Documents” has the meaning given to such term in the Contribution Agreement.
“Unplanned Gas Outages” has the meaning given to such term in Section 9.4.
“Unplanned Power Outages” has the meaning given to such term in Section 6.4(c).
ARTICLE II
Term of the Agreement
The term of this Agreement (the “Term”) shall begin on the Effective Date and shall continue for thirty (30) Contract Years following the Effective Date, unless sooner terminated as provided for in this Agreement.
ARTICLE III
Representations, Warranties and Covenants
3.1    CREH’s Representations, Warranties, and Covenants. In addition to the representations, warranties and covenants specifically identified elsewhere in this Agreement, CREH makes the following representations, warranties and covenants:
(a)    Due Organization; Good Standing; Requisite Power. CREH is duly organized and validly existing under the Laws of the State of Delaware, is qualified to do business and in good standing in the State of California, and has all requisite power and authority to enter into this Agreement and perform its obligations under this Agreement;
(b)    Due Authorization and Execution. The execution, delivery, and performance of this Agreement have been duly authorized by CREH and are in accordance with its organizational instruments, and this Agreement has been duly executed and delivered by an authorized representative of CREH;
(c)    Sufficient Rights. CREH or its Affiliates (other than the Company) have, and will have, sufficient rights, title, and interest in CREH’s Field Facilities to be able to perform its obligations under this Agreement;
(d)    No Default. The execution, delivery, and performance of this Agreement will not (i) result in a breach of, or constitute a default under, any agreement, lease, or instrument to which CREH is a party or by which CREH or its respective properties may be bound or affected, or (ii) violate any applicable Law;

(e)    No Litigation. Except as set forth on Schedule 3.1(e), no litigation, investigation, or other legal, administrative, or arbitration proceeding is pending or, to the best of CREH’s knowledge, threatened against CREH or any of its properties or revenues, existing or future, which is reasonably likely to have a material adverse effect on its ability to perform hereunder; and
(f)    Binding Agreement. This Agreement constitutes a legal, valid, and binding obligation against CREH, enforceable in accordance with its terms except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, reorganization, or other similar Laws affecting creditors rights generally and by principles of equity.
(g)    Specifications of Plant Products and Residue Gas. As of the date of this Agreement, (a) all Plant Products that are Processed at the Gas Processing Facility meet the quality specifications under the heading “NGL Product Specifications” set forth on Exhibit A and (b) all Residue Gas resulting from Gas Processed at the Gas Processing Facility meets the quality specifications set forth on Exhibit A.
3.2    The Company’s Representations, Warranties and Covenants. In addition to the representations, warranties and covenants specifically identified elsewhere in this Agreement, the Company makes the following representations, warranties and covenants:
(a)    Due Organization: Good Standing; Requisite Power. The Company is duly organized and validly existing under the Laws of the State of Delaware, is in good standing in the State of California, and has all requisite power and authority to enter into this Agreement and perform its obligations under this Agreement;
(b)    Due Authorization and Execution. The execution, delivery, and performance of this Agreement have been duly authorized by the Company and are in accordance with its organizational instruments, and this Agreement has been duly executed and delivered by an authorized representative of the Company;
(c)    Title to Steam and Electricity. The Company will have clear, indefeasible title to the Steam and Electricity to be delivered to CREH or its Affiliates pursuant to this Agreement, subject to any rights of Governmental Bodies under applicable Law;
(d)    No Default. The execution, delivery, and performance of this Agreement will not (i) result in a breach of, or constitute a default under, any agreement, lease, or instrument to which the Company is a party or by which the Company or its properties may be bound or affected, or (ii) violate any applicable Law;
(e)    No Litigation. Except as set forth in Schedule 3.2(e), no litigation, investigation, or other legal, administrative, or arbitration proceeding is pending or, to the best of the Company’s knowledge, threatened against the Company or any of its properties or revenues, existing or future, which is reasonably likely to have a material adverse effect on its ability to perform hereunder; and

(f)    Binding Agreement. This Agreement constitutes a legal, valid, and binding obligation against the Company, enforceable in accordance with its terms except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, reorganization, or other similar Laws affecting creditors rights generally and by principles of equity.
ARTICLE IV
Operation and Maintenance of the Facilities
4.1    Operation and Maintenance of Facilities.
(a)    Maintenance of the Company’s Facilities. The Company shall operate and maintain the Power Plant, the Gas Processing Facility and its equipment and systems that are directly connected with CREH’s Field Operations as depicted in Exhibit A in accordance with (i) this Agreement, (ii) all applicable Laws and (iii) generally accepted industry standards. The Company shall not be deemed in breach of this Section 4.1(a), however, to the extent the Company does not comply with the foregoing as a result of any act or omission, whether directly or indirectly, of CREH or any of its Affiliates (other than the Company).
(b)    Maintenance of CREH’s Facilities.
(i)    CREH shall, and shall cause its Affiliates (other than the Company) to, operate and maintain their respective equipment and systems that are directly or indirectly interconnected with the Subject Assets in accordance with (1) this Agreement, (2) all applicable Laws, and (3) generally accepted industry standards.
(ii)    The Company shall install, own, operate, and maintain Gas measurement facilities reasonably sufficient to measure the volume and composition of Gas at the Gas Receipt Points in accordance with Section 5.1.
(c)    Operation of the Company’s Facilities. In consideration for the payments under this Agreement, the Company shall operate the Power Plant and the Gas Processing Facility in a commercially reasonable manner that (i) maximizes the reliability of (A) the Power Plant in order to (x) provide consistent power to support CREH’s Field Operations up to the Contract Power Capacity plus any additional Electricity in excess of the Contract Power Capacity that CREH has the option to purchase pursuant to Section 6.2(b) and (y) provide an outlet for all permeate Gas from CGP-1 and (B) the Gas Processing Facility in order to provide an outlet for all of CREH and its Affiliates’ Gas from CREH’s Field Operations up to the MDQ and (ii) maximizes Plant Product recovery and provides Residue Gas that meets the required specifications pursuant to Section 10.3.
4.2    Permits and Licenses; Environmental Compliance.
(a)    To the extent not the responsibility of CREH pursuant to Section 14.4, at its own expense, the Company shall obtain, maintain and comply in all material respects with all permits, licenses, easements, and other approvals, including those required under Environmental Laws, required by the Company to: (i) operate and maintain the Power Plant and Gas Processing Facility; (ii) make physical modifications thereto; and (iii) fulfill its obligations and duties under this Agreement (collectively, the “Required Operations Permits”). CREH shall, and shall cause its Affiliates (other than the Company) to, cooperate fully with the Company in the procurement and maintenance of, and compliance with, the Required Operations Permits.
(b)    The Company will be responsible for compliance with, and shall comply in all material respects with, all applicable Laws, including Environmental Laws, relating to operation of the Power Plant and Gas Processing Facility, including with respect to any Hazardous Materials emanating from and arising out of the operation of the Power Plant and Gas Processing Facility.
(c)    At its own expense, CREH shall, and shall cause its Affiliates (other than the Company) to, obtain, maintain and comply in all material respects with all permits, licenses, releases, rights, and other approvals, including those required under Environmental Laws, necessary for it to fulfill the obligations and duties of CREH and its Affiliates (other than the Company) under this Agreement. The Company shall cooperate fully with CREH or its applicable Affiliates (other than the Company) in the procurement and maintenance of, and compliance with, any such permits.
(d)    CREH will be responsible for compliance with, and shall comply in all material respects with, all applicable Laws, including Environmental Laws, relating to CREH’s Field Operations, including with respect to any Hazardous Materials emanating from and arising out of CREH’s Field Operations.
4.3    Communications. The Company and CREH shall, and CREH shall cause its Affiliates (other than the Company) to, establish and maintain a comprehensive communication protocol to be followed by the Parties in connection with the Power Plant, the Gas Processing Facility and CREH’s Field Facilities insofar as they affect each other, the scheduling of deliveries and outages of Electricity, Steam and Gas on a day-ahead and real time basis, the monitoring of services and products proved hereunder and such other matters as the Parties may mutually agree.
4.4    Material Malfunctions. The Company shall notify CREH promptly after learning of any forced outage or other malfunction at or in the operation of the Power Plant or Gas Processing Facility having or likely to have a material adverse effect on its ability or CREH’s ability to perform hereunder. Likewise, CREH shall notify the Company promptly after learning of any malfunction at or in the operation of CREH’s Field Operations likely to affect the amount of Steam and/or Electricity it will require, the amount of Gas CREH or its Affiliates will Tender to the Company for processing, or having or likely to have a material adverse effect on its ability or the Company’s ability to perform hereunder.
4.5    Operational Expenses.
(a)    To the extent not required to be paid by CREH pursuant to Section 4.5(b) or elsewhere in this Agreement, the Company shall bear all operating expenses and capital expenditures associated with the generation of Electricity at the Power Plant and the processing of Gas at the Gas Processing Facility.
(b)    CREH shall continue to pay all PG&E departing and standby charges in order to provide CREH and its Affiliates (other than the Company) with access to electricity from PG&E in the event of an emergency.
(c)    CREH shall be responsible for the delivery of a portion of the Electricity and Steam purchased by CREH pursuant to this Agreement for use by CGP-1 as is necessary for the Company to process CREH Gas in accordance with this Agreement and CREH shall promptly reimburse the Company for any out-of-pocket fees or tariffs incurred by the Company in connection with such delivery.
ARTICLE V
Measuring Equipment and Testing
5.1    Equipment. At the Gas Receipt Point and Gas Delivery Point, the Company shall, at its expense, operate and maintain in accurate working order, the meters, instruments and equipment to measure the Gas, Residue Gas and Plant Products to be delivered and redelivered under this Agreement, as applicable. The metering and other equipment installed, together with any buildings erected for such equipment, shall be and remain the property of the Company.
5.2    Calibration and Tests of Meters. All other measuring equipment shall be calibrated and adjusted by the Company as deemed necessary by the Company. At its option, CREH may be present for such calibration and adjustment. The Company shall give CREH notice of the time of all tests sufficiently in advance of conducting any such tests so that the Parties may conveniently have their representatives present. Following any such test, any measuring equipment found to be inaccurate to any degree shall be adjusted immediately to measure accurately. At any time, each Party shall have the right to challenge the accuracy of any measuring equipment used and may request additional tests. If, upon testing, the challenged equipment is found to be in error, then it shall be repaired and calibrated. The cost of any such special testing, repair and calibration shall be borne by the Party requiring the special test if the percentage of inaccuracy is found to be 1% or less. Otherwise, the cost shall be borne by the Party operating the challenged measuring equipment.
5.3    Access to Meters and Records; Access to Measurement Data. CREH shall have access at all reasonable times to the measuring equipment and all other instruments used by the Company in determining the measurement and quality of the Gas delivered under this Agreement, but the reading, calibrating, and adjusting thereof shall be done only by employees, agents or representatives of the Company.
5.4    Correction of Metering Errors. Upon any test, if the measuring equipment, in the aggregate for any measurement facility, is found to be inaccurate by more than 1% registration thereof, then any payments based upon such registration shall be corrected at the rate of such inaccuracy for any period of inaccuracy that is definitely known or agreed upon. If such period is not definitely known or agreed upon, then such registration and payment shall be corrected for a period extending back one-half (1/2) of the time elapsed since the last day of calibration.

5.5    Failure of Meters. If, for any reason, the measuring equipment is out of service or out of repair such that the quantity of Gas delivered through such measuring equipment cannot be ascertained or computed from the readings, the quantity of Gas so delivered during the period such equipment is out of service or out of repair shall be estimated and agreed upon by the Company and CREH upon the basis of the best available data, using the first of the following methods that is feasible:
(a)    using the registration of any duplicate measuring equipment installed by the Company, if installed and registering accurately;
(b)    using the registration of any check measuring equipment of CREH, if installed and registering accurately;
(c)    correcting the error if the percentage of error is ascertainable by calibration, test or mathematical calculation; and
(d)    estimating the quantity of deliveries by using the volumes delivered under similar conditions during preceding periods when the measuring equipment was registering accurately.
5.6    CREH Check Meters. At its own expense, CREH may install, maintain and operate, at or near the Gas Receipt Point, such check measuring equipment as desired. Any such equipment shall be installed so as not to interfere with the operation of any other measuring equipment. The Company shall have access to such check measuring equipment at all reasonable times, but the reading, calibration and adjusting thereof shall be done only by CREH.
ARTICLE VI
Exclusive Provider and Processor; Sale and Purchase of Steam and Electricity
6.1    General Sale and Purchase Obligations.
(a)    Subject to Sections 6.1(b) and 6.1(c), beginning on the Effective Date and continuing each day until the last day of the Term, the Company shall provide the Contract Power Capacity and the Contract Steam Capacity to CREH, and be CREH’s and its Affiliates’ exclusive provider of, electricity and steam to, and shall exclusively process all of CREH’s and its Affiliates’ Gas produced from, (A) the assets now or hereafter owned, acquired and operated by CREH or its Affiliates within the Dedication Area and (B) any Subject Assets located outside of the Dedication Area (the “Power and Gas Services ROFO”), and CREH shall make the payments in consideration thereof as set forth in Article XI.
(b)    CREH and its Affiliates may engage in activities with providers of electricity, steam or Gas processing services other than the Company (the “Third-Party Service Providers”) solely as provided below in this Section 6.1(b) and in Section 6.1(c):

(i)    Upon at least five (5) Business Days prior written notice to the Company, CREH or its Affiliates may construct temporary facilities and/or engage in activities with Third-Party Service Providers for a period of up to one hundred and eighty (180) days (the “New CREH Well Exception Period”) to the extent reasonably necessary (as determined by CREH in good faith) for any well of CREH or its Affiliates that is spud or newly acquired from a third party after the date of this Agreement and cannot be connected to the Gas Processing Facility or Power Plant, as applicable, as of such time (each, a “New CREH Well”). CREH may extend the New CREH Well Exception Period (A) by an additional one hundred and eighty (180) days upon the prior written consent of the Company, such consent not to be unreasonably withheld, delayed or conditioned by the Company (the New CREH Well Exception Period as extended pursuant to this clause (b)(i)(A), the “Extended New CREH Well Exception Period”) and (B) for additional days beyond the Extended New CREH Well Exception Period upon the prior written consent of the Company, such consent to be granted by the Company in its sole and absolute discretion. Notwithstanding the foregoing, if CREH or its Affiliates construct temporary facilities and/or engage in activities with Third-Party Service Providers for any New CREH Wells beyond the time periods permitted by this Section 6.1(b)(i) despite CREH or its Affiliates using commercially reasonable efforts to connect such New CREH Wells to the Gas Processing Facility or Power Plant, as applicable, CREH shall not be deemed in breach of this Section 6.1(b)(i) if such New CREH Wells represent the lesser of (A) twenty-five (25) New CREH Wells and (B) a total of 2,500 BOE per Day in respect of such New CREH Wells’ aggregate production.
(ii)    Upon at least five (5) Business Days prior written notice to the Company, CREH or its Affiliates may construct temporary facilities and/or engage in activities with Third-Party Service Providers for a period of up to sixty (60) days (the “Existing CREH Well Exception Period”) to the extent reasonably necessary (as determined by CREH in good faith) for any well of CREH or its Affiliates that has been spud prior to the date of this Agreement (each, an “Existing CREH Well”). CREH may extend the Existing CREH Well Exception Period (A) by an additional sixty (60) days upon the prior written consent of the Company, such consent not to be unreasonably withheld, delayed or conditioned by the Company (the Existing CREH Well Exception Period as extended pursuant to this clause (b)(ii)(A), the “Extended Existing CREH Well Exception Period”) and (B) for additional days beyond the Extended Existing CREH Well Exception Period upon the prior written consent of the Company, such consent to be granted by the Company in its sole and absolute discretion.
(iii)    Notwithstanding the foregoing, CREH shall not be deemed in breach of this Agreement for failure to comply with Section 6.1(b)(i) or Section 6.1(b)(ii) to the extent such failure results from (A) the actions or inactions of third parties beyond the reasonable control of CREH and its Affiliates or (B) to the extent not duplicative with preceding clause (iii)(A), a Force Majeure.

(c)    To the extent the Company fails to provide all of CREH’s and its Affiliates’ electricity, steam or Gas processing requirements in the Dedication Area due to any reason other than (i) action or inaction by CREH or any of its Affiliates (other than the Company) under this Agreement, including by reason of CREH or its Affiliates delivering Non-Conforming Gas to the Company or (ii) a breach of CREH or any of its Affiliates (other than the Company) of any provision of the MSA or the Company Gas Supply Agreement (the extent of such failure in the provision of Services for such requirements, the “Services Shortfall”), the Power and Gas Services ROFO shall be of no further force and effect to the extent of such Services Shortfall and CREH or its Affiliates may construct temporary facilities and/or enter into agreements on a “secondary basis” with Third-Party Service Providers for the provision of electricity, steam, Gas processing and/or capacity in the Dedication Area to the extent of such Services Shortfall and only until such time as the Company is again able to provide all of CREH’s and its Affiliates’ electricity, steam and Gas processing requirements, as applicable.
(d)    Steam shall be delivered and received under this Article VI as set forth on Exhibit A. Additionally, the Parties’ sale and purchase obligations are in all respects subject to the other terms and conditions set forth in this Article VI, Article XI and elsewhere in this Agreement.
6.2    Unused Capacity.
(a)    To the extent CREH and its Affiliates do not take receipt of all of the Contract Power Capacity, the Company shall schedule and sell to CAISO an amount of Electricity equal to the positive difference between (i) Contract Power Capacity and (ii) the Actual Utilized Power (the “Excess Capacity”). CREH shall be entitled to receive the revenue of any sale of such Excess Capacity actually realized by the Company. For the avoidance of doubt, in the event the Company is unable to produce the Contract Power Capacity, CREH and its Affiliates shall have the right to receive all Electricity produced by the Company (up to the Contract Power Capacity), subject to any arrangements for sale of Electricity between the Company and any third party entered into on or prior to the Effective Date.
(b)    To the extent the Power Plant produces Electricity in excess of the Contract Power Capacity, subject to the Company’s contractual obligations to third parties under contracts entered into by the Company after having complied with this Section 6.2(b), CREH and its Affiliates (other than the Company) shall have the option to purchase such additional Electricity in accordance with the payment obligations set forth in Article XI. Notwithstanding the foregoing, with the prior written consent of CREH (not to be unreasonably withheld, conditioned or delayed), the Company is not restricted from securing additional contractual obligations with third parties for capacity in excess of the Contract Power Capacity to the extent CREH and its Affiliates do not exercise the option to purchase such additional Electricity.
6.3    Third Party Sales. All capacity in excess of Contract Power Capacity (if any) and Steam in excess of Contract Steam Capacity (if any) shall be available for sale to third parties if not otherwise purchased by CREH or its applicable Affiliates pursuant to Section 6.2(b).

6.4    Scheduling.
(a)    Capacity Scheduling. Each Party shall designate an authorized representative to effect the scheduling of the supply of Electricity and Steam pursuant to this Agreement. On or before 7:00 a.m. PPT on any Business Day, CREH shall give the Company written notice, in a format mutually agreed by the Company and CREH, of Electricity to be supplied under this Agreement for each hour of the following day (and, at CREH’s discretion, for any additional days thereafter), subject to limitations in availability due to Force Majeure, forced outage or other malfunction, or planned outage as reflected in the Planned Power Outage Schedule.
(b)    Planned Power Outage Schedule. If requested by CREH, within sixty (60) days after the Effective Date and thereafter not less than thirty (30) days before the beginning of each Contract Year, the Company will advise CREH of the Company’s proposed schedule for Planned Power Outages (a “Planned Power Outage Schedule”) in such Contract Year, subject to CREH’s consent (not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Company may amend the Planned Power Outage Schedule at any time by obtaining CREH’s consent (not to be unreasonably withheld, conditioned or delayed). Within fifteen (15) days after receipt of a Planned Power Outage Schedule, including any amendments thereto, CREH shall advise the Company in writing if it would like to request any changes in the Planned Power Outage Schedule and, if so, the reasons for any such changes and all necessary supporting information. Following the Company’s receipt of such written request, the Company shall consult with CREH in good faith regarding the same. For the avoidance of doubt, the Company and CREH may discuss and agree to Planned Power Outages as the Company and CREH may mutually agree.
(c)    Unplanned Power Outages. The Company and CREH shall, to the extent reasonably practicable, coordinate and negotiate in good faith with respect to the timing and duration of outages of the Power Plant, other than Planned Power Outages. In any given Month, in the event of unplanned outages (A) during which the Power Plant is unable to generate the Power Capacity Reserve for at least one (1) hour and (B) that are not caused or contributed to by (1) an action or inaction by CREH or any of its Affiliates (other than the Company) under this Agreement, (2) a breach of CREH or any of its Affiliates (other than the Company) of any provision of the MSA or (3) a Planned Power Outage (“Unplanned Power Outages”), the Monthly Generation Capacity Payment shall be reduced (but not below zero), with respect to each such Unplanned Power Outage, in proportion to the reduced percentage of the Power Capacity Reserve provided during such Unplanned Power Outage.
ARTICLE VII
Steam and Electricity Delivery Points and Conditions
7.1    Conditions.

(a)    Steam Conditions. All Steam delivered by the Company to CREH or its Affiliates pursuant to Article VI and the other terms of this Agreement shall be delivered in accordance with the requirements and quality specifications set forth in Exhibit A.
(b)    Electricity Conditions. All Electricity delivered by the Company to CREH or its Affiliates pursuant to Article VI shall be delivered in accordance with the other terms of this Agreement.
7.2    Title. Title to, risk of loss for, and full responsibility for all Electricity and Steam sold and Tendered to CREH or its Affiliates shall pass to CREH or such Affiliate at the Meter 660-OEH-9031W and Meter USDS-PIC-0001, respectively.
7.3    DISCLAIMER OF REPRESENTATIONS AND WARRANTIES. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE COMPANY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND WHATSOEVER WITH RESPECT TO ANY ELECTRICITY OR STEAM DELIVERED HEREUNDER, INCLUDING ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY USE OR INTENDED PURPOSE, WHETHER BASED ON STATUTE, CONTRACT, TORT OR OTHERWISE.
ARTICLE VIII
Covenants of CREH Related to Gas
8.1    Receipt and Delivery Rates. CREH will use commercially reasonable efforts to deliver the Gas at the Gas Receipt Points at reasonably uniform hourly rates of delivery. Each Party will have authorized representatives available at all reasonable times to cooperate with the other Party regarding changes in the rates of delivery of CREH Gas as may be required from time to time.
8.2    Transportation. CREH shall use commercially reasonable efforts to secure adequate transportation capacity or make appropriate arrangements to market all CREH’s Residue Gas and/or Plant Products downstream of the Gas Delivery Points in sufficient quantities to allow the Company to receive and deliver all CREH Gas, subject to the terms of this Agreement. CREH will not be entitled to a remedy under this Agreement due to the failure of CREH to secure adequate transportation capacity or to market CREH’s Residue Gas and/or Plant Products downstream of the Gas Delivery Point.
ARTICLE IX
Gas Processing
9.1    Tender of Gas. Beginning on the Effective Date, on any day during the Term, CREH and its Affiliates shall be entitled to Tender up to the MDQ to the Gas Processing Facility at the Gas Receipt Point and, from time to time, CREH and its Affiliates shall be entitled to Tender an additional 5 MMcf of Gas per Day to the Gas Processing Facility at the Gas Receipt Point. Notwithstanding the foregoing, the Company shall not be deemed in breach of this Section 9.1 (A) for failing to accept such additional 5 MMcf of Gas per day above the MDQ: (a) during the pendency of any Planned Gas Processing Outage or Unplanned Gas Outages or (b) to the extent the Company, acting reasonably and in good faith, believes that (i) CREH Tendering such additional 5 MMcf of

Gas per day above the MDQ will result in damage to the Gas Processing Facility or a hazardous or unsafe condition at the Gas Processing Facility or (ii) the Gas Processing Facility is unable to receive such 5 MMcf of Gas per day above the MDQ as a result of weather conditions or other natural causes, in each case, that have an adverse impact on the operational efficiency of the Gas Processing Facility or (B) for rejecting Non-Conforming Gas as permitted by Article X.
9.2    Services; Service Standard.
(a)    Services. Subject to the terms of this Agreement, the Company shall provide the Services.
(b)    Services Standard. The Company shall own and operate the Gas Processing Facility and perform the Services in a good and workmanlike manner in accordance with standards customary in the industry. The Company shall not contract with third parties for Processing in excess of the capacity of the Gas Processing Facility.
9.3    Planned Gas Processing Outage Schedule. Within sixty (60) days after the Effective Date and thereafter not less than thirty (30) days before the beginning of each Contract Year, the Company will advise CREH of the Company’s proposed schedule for Planned Gas Processing Outages (a “Planned Gas Processing Outage Schedule”) in such Contract Year, subject to CREH’s consent (not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Company may amend the Planned Gas Processing Outage Schedule at any time by obtaining CREH’s consent (not to be unreasonably withheld, conditioned or delayed). Within fifteen (15) days after receipt of a Planned Gas Processing Outage Schedule, including any amendments thereto, CREH shall advise the Company in writing if it would like to request any changes in the Planned Gas Processing Outage Schedule and, if so, the reasons for any such changes and all necessary supporting information. Following the Company’s receipt of such written request, the Company shall consult with CREH in good faith regarding the same. For the avoidance of doubt, the Company and CREH may discuss and agree to Planned Gas Processing Outages as the Company and CREH may mutually agree.
9.4    Unplanned Gas Processing Outages. The Company and CREH shall, to the extent reasonably practicable, coordinate and negotiate in good faith with respect to the timing and duration of outages of the Gas Processing Facility, other than Planned Gas Processing Outages. In any given Month, in the event of unplanned outages (A) as a result of which the Gas Processing Facility is unable to receive and process the Gas Capacity Reserve for at least one (1) hour and (B) that are not caused or contributed to by (1) an action or inaction by CREH or any of its Affiliates (other than the Company) under this Agreement, including by reason of CREH or its Affiliates delivering Non-Conforming Gas to the Company, (2) a breach of CREH or any of its Affiliates (other than the Company) of any provision of the MSA or (3) a Planned Power Outage (“Unplanned Gas Outages”), the Monthly Gas Processing Capacity and Steam Payment shall be reduced (but not below zero), with respect to each such Unplanned Gas Outage, in proportion to the reduced percentage of the Gas Capacity Reserve provided during such Unplanned Gas Outage.

9.5    Unsafe Conditions. The Company reserves the right to cease taking Gas so long as the Company, in its sole opinion, acting reasonably and in good faith, determines that a dangerous or unsafe condition exists, subject to all rights and remedies available to CREH under this Agreement or at Law or in equity.
9.6    Control and Possession. As between the Company and CREH, the Company shall be deemed to be in exclusive control and possession of CREH Gas (including all constituents thereof) from the time such Gas is Tendered at the Gas Receipt Point(s) until the Plant Products and Residue Gas is delivered to CREH or its Affiliates or for CREH’s account at the applicable Gas Delivery Point(s) pursuant to this Agreement. CREH shall be deemed to be in exclusive control and possession of CREH Gas (including all constituents thereof) at all other times. The Party having control and possession of the Gas (including all constituents thereof) shall bear the risk of loss.
9.7    Title to CREH Gas. Notwithstanding anything to the contrary contained in this Agreement, CREH or its applicable Affiliate shall continue to hold title to the CREH Gas Tendered to the Company, including after the Company Tenders the Residue Gas to the applicable Gas Delivery Point. Notwithstanding the foregoing, title of CREH Gas related to FL&U shall pass to the Company at the Gas Receipt Point.
ARTICLE X
Specifications
10.1    Specifications. CREH Gas delivered to each Gas Receipt Point shall conform to the following quality specifications (the “Quality Specifications”):
(a)    The Gas shall not contain in excess of: (i) 7.0% by volume of carbon dioxide (CO2), (ii) 1,000 parts per million by volume of oxygen (O2) and (iii) 4% by volume of nitrogen (N2).
(b)    The Gas shall have a temperature of not more than one hundred and forty degrees Fahrenheit (140° F).
(c)    The Gas shall be at a pressure of at least 350 psig.
(d)    The Gas shall not contain more than 0.25 grain of hydrogen sulfide (H2S) per 100 cubic feet.
(e)    The Gas shall not contain more than 1.7 micrograms per normal cubic meter of mercury on average, and not more than 9.0 micrograms per normal cubic meter maximum.
10.2    Failure to Meet Specifications. If the Gas delivered at any Gas Receipt Point fails to meet any of the Quality Specifications stated herein (such Gas, “Non-Conforming Gas”), then CREH will as promptly as practicable notify the Company. If acceptance and processing by the Company of such Non-Conforming Gas will not require, as reasonably determined in good faith by the Company, any changes to the Gas Processing Facility’s configuration in order (i) to prevent damage to the Gas Processing Facility or (ii) for the Company to achieve the quality specifications of applicable Pipelines and purchasers of Plant Products, including the applicable quality specifications set forth on Exhibit A, the Company shall receive and process such Gas at the Gas Processing Facility in accordance with this Agreement. In the event the Company reasonably determines in good faith that acceptance and processing of such Non-Conforming Gas will require capital expenditures by the Company in order to effect changes to the Gas Processing Facility’s configuration in order (i) to prevent damage to the Gas Processing Facility or (ii) for the Company to achieve quality specifications of applicable Pipelines and purchasers of Plant Products, including the applicable quality specifications set forth on Exhibit A, the Company shall provide written notice to CREH of such determination, and (a) CREH may elect to treat such Gas to conform to the applicable Quality Specifications at its own cost by providing written notice to the Company or (b) if CREH has not yet provided written notice of its election to treat Gas or is otherwise unable to treat such Gas pursuant to preceding clause (a), the Company may effect changes to the Gas Processing Facility’s configuration such that the Company is able to achieve quality specifications of applicable Pipelines and purchasers of Plant Products, including the applicable quality specifications set forth on Exhibit A, notwithstanding such failure of the Gas to meet the Quality Specifications. If neither CREH elects to treat the Non-Conforming Gas nor the Company elects to effect changes to the Gas Processing Facility’s configuration, in each case, pursuant to the preceding sentence, then the Company may refuse to accept such Gas and, if such refusal continues for a period longer than one Month, the Company may terminate this Agreement as to the affected Gas by giving written notice of termination to CREH. Acceptance by the Company of Non-Conforming Gas shall not constitute a waiver by the Company in regard to Gas delivered under this Agreement in the future. Nor shall the Company’s acceptance of Non-Conforming Gas without the Company’s express written waiver constitute a waiver of any claim for damage resulting from delivery of Gas not meeting such Quality Specifications.
10.3    Redelivery. Provided that CREH delivers Gas to the Gas Receipt Point in conformance with the Quality Specifications, the Residue Gas and/or Plant Products that are redelivered by Company to CREH or its designee at the applicable Gas Delivery Point(s) will at least meet the applicable quality specifications set forth on Exhibit A. If at any time after date of this Agreement any applicable Pipeline or purchaser of Plant Products changes its quality specifications such that revisions to the Quality Specifications or changes to the Gas Processing Facility’s configuration are necessary for the Company to achieve such changed Pipeline or Plant Product specifications (as determined by the Company in its reasonable discretion), then the Company may provide CREH written notice of such revisions to such Quality Specifications or to the Gas Processing Facility’s configuration, as applicable, in which case (a) CREH may elect to treat such Gas to conform to such revised Quality Specifications at its sole cost or (b) if CREH does not agree to or cannot treat such Gas as provided in preceding clause (a), the Company may elect to effect such changes to the Gas Processing Facility’s configuration or, for so long as the Company is unable to achieve such changed Pipeline or Plant Product specifications, refuse to accept Gas from CREH and its Affiliates, which such Gas shall be deemed “Non-Conforming Gas” hereunder.

ARTICLE XI
Payment Obligations
11.1    Power Capacity Payment and Other Payments for Electricity.
(a)    Each Month following the first full Month after the Effective Date in accordance with Section 11.4, CREH will make a monthly payment equal to the following: (i) the Monthly Fuel Capacity Payment attributable to the previous Month; (ii) the Monthly Generation Capacity Payment attributable to the previous Month; and (iii) the Monthly GHG Regulatory Capacity Payment attributable to the previous Month. Notwithstanding the foregoing, on March 15, 2018, CREH shall make a monthly payment to the Company equal to the amount of the Monthly Fuel Capacity Payment, the Monthly Generation Capacity Payment and the Monthly GHG Regulatory Capacity Payment for the prior Month, pro rata for the number of days in the prior Month after the Effective Date. For the avoidance of doubt, the pro rata payment of the Monthly Generation Capacity Payment for February 2018 shall only be made once.
(b)    Each Month following the first full Month after the Effective Date in accordance with Section 11.4, CREH shall make a monthly payment equal to (i) the transmission price set forth on PG&E’s E-20 rate schedule minus $0.01 per kWh multiplied by (ii) an amount equal to the positive difference between (1) the Actual Utilized Power in the prior Month and (2) the Contract Power Capacity, if any.
11.2    Gas Processing Capacity and Steam Payment. Each Month following the first full Month after the Effective Date in accordance with Section 11.4, CREH will make a monthly payment to the Company equal to the Monthly Gas Processing Capacity and Steam Payment attributable to the previous Month. Notwithstanding the foregoing, on March 15, 2018, CREH shall make a monthly payment to the Company equal to the amount of the Monthly Gas Processing Capacity Payment for the prior Month, pro rata for the number of days in the prior Month after the Effective Date. For the avoidance of doubt, the pro rata payment of the Monthly Gas Processing Capacity and Steam Payment for February 2018 shall only be made once.
11.3    Billing. The Company shall invoice CREH on or before the tenth (10th) day of each month for all amounts payable by CREH in accordance with this Agreement through and as of the last day of the preceding month, including any amount due for underpayment or meter errors. Each invoice shall be accompanied by sufficient information to enable CREH to determine the accuracy of the invoice. Discrepancies identified through meter verifications or other means that would result in reimbursement of billed amounts to CREH will be reimbursed to CREH within thirty (30) days of notice to the Company from CREH that such amount is due, accompanied by meter verifications or description of other means used to identify the discrepancy in accordance with the terms of this Agreement. In no event will an adjustment be made for discrepancies over eighteen (18) months old. Any such reimbursements will be paid to CREH by wire transfer to such bank account as may be designated in writing from time to time by CREH.
11.4    Method of Payment. CREH shall pay to the Company the payment amount set forth on each invoice on the 15th day of the month such invoice is received. All payments required from

CREH to the Company shall be made by wire transfer to such bank account as may be designated in writing from time to time by the Company, or in such other manner as is mutually acceptable to the Parties.
11.5    Disputed Payments. Notwithstanding a bona fide question or dispute as to the propriety of any charges invoiced, CREH shall pay the entire amount of the invoice without any deductions or set-offs. The payment of any invoice shall not prejudice the right of either Party to question the propriety of any charges set forth in the invoice. Notwithstanding the foregoing, neither Party may for the first time question an invoice of the other Party eighteen (18) months or more from the date of receipt of such invoice. If an invoice is questioned, and it is determined that it is not accurate, CREH shall be entitled to a prompt refund of any overpayment and the Company shall be entitled to prompt payment of any underpayment. The Company shall have the right in lieu of making any such payment to credit the amount of such overpayment to CREH’s obligations then outstanding or to be outstanding on the next invoice.
11.6    Late Payments. If CREH fails to pay an amount reflected as due to the Company in any invoice when such amount is due, interest thereon will accrue from, but excluding, the due date to, and including, the date payment is actually made at the lesser of: (i) the Prime Rate plus 3%, computed on an annualized basis and compounded monthly, and (ii) the maximum legal rate of interest permitted by applicable Law. If CREH fails to pay any undisputed amount when due, and has not made payment of such undisputed amount to the Company, then the Company may suspend its performance under this Agreement until such amount is paid.
11.7    Independent Audits; Record Retention. Either Party shall have the right, at its own expense, from time to time, to examine and audit, or to have an outside accounting firm of its choice examine and audit, such of the other Party’s relevant financial and other records as are necessary for verifications of payments due under this Agreement. Records created by a Party under this Agreement shall be retained by such Party in accordance with its record retention policy.
ARTICLE XII
Tax Matters
12.1    Allocation of Tax Responsibility.
(a)    From the Effective Date, except for any Taxes for which CREH is responsible pursuant to Section 12.1(b) or any other agreement or arrangement between CREH and the Company, the Company shall be solely responsible for any Taxes relating to the Power Plant, the Gas Processing Facility and their components or appurtenances to the extent a Company Asset, including the land on which they are situated to the extent a Company Asset, in each case, that accrue after the Effective Date.
(b)    CREH shall be solely responsible for, and pay for, (i) any Taxes relating to CREH’s Field Operations, (ii) any Taxes imposed upon the Company from time to time as a consequence of the sale to CREH of Steam or Electricity hereunder, which Taxes another utility provider would be entitled to collect from its industrial ratepayers in payments for sales of electric energy or steam or which CREH would have had to pay if CREH had produced the Electricity or Steam hereunder for its own account, (iii) any Taxes imposed with respect to the Services provided hereunder and (iv) to the extent not a Company Asset, any Taxes relating to any components or appurtenances of the Power Plant or Gas Processing Facility.
(c)    The obligations provided in Section 12.1(a) and Section 12.1(b) shall be discharged by direct payment of any applicable tax, reimbursement of such tax within thirty (30) days of invoice, or such other procedure as may be necessary or appropriate to effectuate the allocation of taxes contemplated by this Article XII. The Company shall indemnify CREH for any Taxes paid by CREH that the Company is responsible for pursuant to Section 12.1(a) provided that CREH is in compliance with all the terms of the Transaction Documents, and CREH shall indemnify the Company for any Taxes paid by the Company that CREH is responsible for pursuant to Section 12.1(b).
(d)    For purposes of this Agreement “Taxes” means any sales, use, ad valorem, property, state utility, production, greenhouse gas or similar taxes.
12.2    Allocation of Taxes. For purposes of Section 12.1, Taxes that are imposed on a periodic basis, where the period for which such Taxes are imposed (a “Tax Period”) begins before and ends after the Effective Date, shall be prorated between the period ending on the day before the Effective Date and the period beginning on the Effective Date based on the number of days in such periods that fall before the Effective Date and on and after the Effective Date.
12.3    Tax Contests.
(a)    Other than as provided in Section 12.3(b) and Section 12.3(c), (i) Either CREH or the Company may contest, in good faith, by appropriate legal proceedings, each at its own expense, the validity, applicability, or amount of any tax or charge for which it is responsible pursuant to Section 12.1 or otherwise that is levied or assessed against it in connection with this Agreement; provided the contesting Party has taken such actions as will preclude foreclosure of a lien on the Power Plant, the Gas Processing Facility or CREH’s Field Facility and (ii) the Party contesting the tax or assessment, after notifying the other Party in writing of such tax contest, may contest the same in its own name or, with the consent of the non-contesting Party (which consent shall not be unreasonably withheld), in the name of such non-contesting Party, and the non-contesting Party agrees to reasonably cooperate in such contest. In the event of any such contest, all costs and expenses of pursuing such contest incurred by the contesting Party shall be paid by the contesting Party. No such contest shall subject the non-contesting Party to any possible liabilities, costs, or criminal penalties or, strictly by virtue of such contest, result in the imposition of a lien upon the Power Plant or Gas Processing Facility. Notwithstanding anything to the contrary in this Agreement, the nonpayment of taxes in connection with a tax contest as described in this Section 12.3 shall not be deemed a default under this Agreement until the final determination in such contest and the expiration of any due date therein established, so long as the contesting Party has taken the actions provided above and shall not allow the foreclosure of the Power Plant or Gas Processing Facility or any part thereof.

(b)    CREH shall have the exclusive right to contest, by appropriate legal proceedings, at its own expense, the validity, applicability, or amount of any ad valorem tax or charge with respect to the Gas Processing Facility for which CREH has responsibility under applicable Law.
(c)    CREH shall have the exclusive right to contest, by appropriate legal proceedings, at its own expense, the validity, applicability, or amount of any ad valorem tax or charge with respect to the Power Plant for which CREH has responsibility under applicable Law, provided that, upon request by the Company, CREH shall keep the Company informed as to the status of any such contest and shall consider in good faith the recommendations or suggestions of the Company with respect to any such contest.
12.4    No Liability for Income, Franchise, or Property Taxes. Notwithstanding any provision in this Agreement to the contrary, neither Party shall be liable for any income taxes, state or local franchise taxes, or, except as provided in Section 12.1, property or ad valorem taxes levied or assessed against the other Party.
12.5    Responsibility for Reporting and Paying Royalties. CREH shall be responsible for reporting and paying any royalty, tax, or other burdens on CREH’s and its Affiliates’ Gas Tendered to the Gas Processing Facility in accordance with Section 15.3.
ARTICLE XIII
Events of Default and Termination
13.1    Events of Default. Each of the following, if not remedied pursuant to Section 13.2, shall constitute an “Event of Default” in respect of a Party:
(a)    Non-payment. Either Party shall default in payment to the other Party of any payment required under any of the Transaction Documents; and
(b)    Bankruptcy Event. With respect to CREH only, the occurrence of a Bankruptcy Event in respect of CREH, CRC or any of their Affiliates (other than the Company).
13.2    Notice and Cure. Except to the extent more limited rights are provided elsewhere in this Agreement, if a default occurs or is claimed to have occurred under this Agreement, the non-defaulting Party shall give the defaulting Party written notice describing such default. The defaulting party shall then have at least thirty (30) days after receipt of such notice to cure the default if the default is claimed under Section 13.1(a), or sixty (60) days after receipt of such notice to cure the default if the default is claimed under Section 13.1(b). To the extent, however, the Section 13.1(b) default cannot be cured in such sixty (60) day period through the exercise of reasonable diligence, the defaulting Party shall have a reasonable additional period of time, not to exceed sixty (60) days in which to cure such default. The additional sixty (60) day extension set forth in the prior sentence is conditioned on the defaulting Party commencing promptly within the initial sixty (60) day period immediate and substantial good faith efforts to effect a cure and at all times thereafter proceeding diligently to complete such cure.

13.3    Termination for Default. After notice and expiration of the applicable cure period, if an Event of Default remains uncured, the non-defaulting Party, by notice in writing to the defaulting Party may terminate this Agreement, except to the extent limited or otherwise provided in this Agreement. The right to terminate pursuant to this Section 13.3 is in addition to and not in lieu of any other rights and remedies available under this Agreement in Law or in equity.
ARTICLE XIV
Force Majeure; Other Excused Performance
14.1    Definition. “Force Majeure” means any event or circumstance beyond the reasonable control of, and not the result of the negligence or greater fault of or caused by, the Party seeking to have its performance obligation excused thereby, and which by the exercise of due diligence such Party could not reasonably have been expected to avoid. By way of example, events that could constitute “Force Majeure” include: (i) acts of God; (ii) acts of public enemy; (iii) severe weather conditions, including hurricanes and floods; (iv) accidents, explosions or fires; (v) the inability to obtain or renew necessary governmental authorizations and orders, injunctions and similar directives issued by a court or Governmental Body, in each case that are not attributable to the acts or omissions of the Party claiming Force Majeure; (vi) civil disturbances; (vii) strikes or labor disturbances; (viii) equipment breakdown; (ix) equipment maintenance; (x) with respect to the Company only, any breach by CREH under the Company Gas Supply Agreement; and (xi) without limitation by enumeration, any other cause or causes, whether of the kind enumerated in this Agreement or otherwise, not reasonably within the control of the Party claiming suspension and which, by exercise of reasonable diligence, such Party is unable to prevent or overcome.
14.2    Effect of Force Majeure. In the event either Party hereto is unable, wholly or in part, by reason of Force Majeure, to carry out its obligations under this Agreement, other than to make payments due under this Agreement or provide indemnity, such obligations of the Party giving such notice, so far as they are affected by such Force Majeure, will be suspended during the continuance of any inability so caused and such Party shall not be deemed in default under this Agreement as a result of its inability to perform such obligations. The suspension of performance set forth in the prior sentence is conditioned upon the Party claiming Force Majeure giving written notice and the full particulars of such Force Majeure to the other Party as soon as practical and shall remedy such inability so caused with all reasonable dispatch. Notwithstanding the requirement that a party affected by Force Majeure shall, so far as possible, remedy the cause of Force Majeure with all reasonable dispatch, if there is a permanent loss of or major damage to all or a substantial part of the Gas Processing Facility or the Power Plant, the Company shall (i) not have any obligation to repair, rebuild, or replace same if the Company can continue to perform its obligations under this Agreement without doing so and (ii) have the right to terminate this Agreement if the Company is unable to continue to perform its obligations under this Agreement without repairing, rebuilding, or replacing the same.
14.3    Strikes and Lockouts. It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the Party having the difficulty. Consequently, the above requirement that any Force Majeure be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of an opposing Party when such course is inadvisable in the discretion of the Party having the difficulty.
14.4    Change of Law. If at any time during the Term, there is an adoption, repeal, imposition, promulgation or material modification of any Law of any kind that is both announced and effective after the date change of Law that, (a) renders this Agreement illegal or unenforceable, (b) would render performance in whole or in material part by a Party illegal or unenforceable, or (c) materially prevents or impairs a Party’s ability to perform under this Agreement, the affected Party shall notify the other Party of such change of Law. Upon the receipt of such, the Parties shall promptly negotiate in good faith an agreement as to how compliance, and restoration of the Parties’ relative economic rights and benefits, can be restored or maintained. Notwithstanding the foregoing, if there is any adoption, repeal, imposition, promulgation or modification of any Law (“Change in Law”) that results in the Company incurring any additional operating expenses (excluding, for the avoidance of doubt, any capital expenditures related thereto) required for the Company’s compliance with applicable Laws relating to operation of the Power Plant or Gas Processing Facility after giving effect to such Change in Law, including Environmental Laws (the aggregate amount of such additional operating expenses, the “Additional Change in Law Operating Expenses”), then, in addition to charging CREH the Monthly GHG Regulatory Capacity Payment, the Company may, in accordance with Article XI, charge CREH an amount equal to (a) 80% multiplied by (b) such Additional Change in Law Operating Expenses. Notwithstanding the foregoing, CREH shall not have any obligation to pay any share of such Additional Change in Law Operating Expenses attributable to or associated with the sale of Electricity to a third party (as permitted pursuant to Sections 6.2 and 6.3); provided, that the price paid by such third party recoups for the Company the proportionate share of such Additional Change in Law Operating Expenses.

ARTICLE XV
Indemnification
15.1    WARRANTY OF TITLE AND QUALITY. CREH HEREBY REPRESENTS AND WARRANTS TO THE COMPANY THAT CREH, CREH’S AFFILIATES (OTHER THAN THE COMPANY) OR THE OWNERS FOR WHOM THEY ARE ACTING HAVE GOOD, MERCHANTABLE TITLE TO THE GAS DELIVERED TO THE COMPANY UNDER THIS AGREEMENT, THE RIGHT TO DELIVER AND SELL THE SAME, AND THAT SUCH GAS IS FREE FROM ALL LIENS, ENCUMBRANCES AND ADVERSE CLAIMS. CREH AGREES TO PROTECT, DEFEND, INDEMNIFY, RELEASE AND HOLD HARMLESS THE COMPANY AND ITS AFFILIATES (OTHER THAN CREH), AND THEIR RESPECTIVE EMPLOYEES, OFFICERS, DIRECTORS, PARTNERS, MEMBERS, MANAGERS, AGENTS AND REPRESENTATIVES (TOGETHER WITH THE COMPANY, THE “COMPANY COVERED PERSONS”) FROM AND AGAINST ANY AND ALL LIABILITIES ARISING FROM OR OUT OF ANY ADVERSE CLAIMS OF ANY AND ALL PERSONS MADE AGAINST THE COMPANY COVERED PERSONS REGARDING TITLE TO OR OWNERSHIP OF THE GAS DELIVERED UNDER THIS AGREEMENT. CREH REPRESENTS AND WARRANTS THAT ALL GAS DELIVERED AND SOLD HEREUNDER WILL CONFORM TO THE QUALITY SPECIFICATIONS SET FORTH IN THIS AGREEMENT AND AGREES TO PROTECT, DEFEND, INDEMNIFY, RELEASE AND HOLD HARMLESS THE COMPANY COVERED PERSONS AGAINST ALL LIABILITIES ARISING FROM OR OUT OF THE GAS AS DELIVERED SHOULD IT CONTAIN CONTAMINANTS NOT IN CONFORMANCE WITH THE SPECIFICATIONS SET FORTH IN SECTION 10.1.
15.2    ADVERSE CLAIMS. IN THE EVENT ANY ADVERSE CLAIM IS ASSERTED WITH RESPECT TO ANY OF THE GAS, THE RESIDUE GAS OR PLANT PRODUCTS, THE COMPANY MAY WITHHOLD ANY PAYMENT DUE CREH UNDER THIS AGREEMENT WITHOUT INTEREST UNTIL SUCH CLAIM HAS BEEN FINALLY DETERMINED OR UNTIL CREH FURNISHES THE COMPANY A BOND, IN FORM AND WITH SURETIES ACCEPTABLE TO COMPANY, CONDITIONED TO HOLD THE COMPANY COVERED PERSONS HARMLESS FROM ANY SUCH CLAIMS.
15.3    CERTAIN PAYMENTS. CREH HAS THE EXCLUSIVE OBLIGATION AND LIABILITY FOR AND AGREES TO PAY OR CAUSE TO BE PAID TO THE PARTIES ENTITLED THERETO ALL WORKING INTEREST, ROYALTIES, OVERRIDING ROYALTIES, PAYMENTS OUT OF PRODUCTION, AND OTHER LIKE INTERESTS AND CHARGES APPLICABLE TO THE GAS, THE RESIDUE GAS AND PLANT PRODUCTS. CREH HAS THE EXCLUSIVE OBLIGATION AND LIABILITY FOR AND AGREES TO PAY OR CAUSE TO BE PAID ALL TAXES LEVIED AGAINST OR WITH RESPECT TO THE GAS (INCLUDING ALL CONSTITUENTS AND PRODUCTS THEREOF) DELIVERED OR SERVICES PROVIDED UNDER THIS AGREEMENT. CREH SHALL PROTECT, DEFEND, INDEMNIFY, RELEASE AND HOLD HARMLESS THE COMPANY COVERED PERSONS AGAINST ALL LIABILITIES ARISING FROM OR OUT OF THE PAYMENTS TO BE MADE BY CREH IN ACCORDANCE WITH THIS SECTION 15.3, INCLUDING, WITHOUT LIMITATION, LIABILITIES ARISING FROM CLAIMS FOR THE NONPAYMENT,

MISPAYMENT, OR WRONGFUL CALCULATION OF THOSE PAYMENTS.
15.4    Compliance with Regulations. CREH shall take no action that, directly or indirectly, results in the Company being subjected to, or not remaining otherwise exempt from, federal regulation under the Natural Gas Act or Section 311 of the Natural Gas Policy Act. If CREH takes any action prohibited by the previous sentence, and if such action by CREH actually results, directly or indirectly, in the Company being subject to, or not remaining otherwise exempt from, federal regulation under the Natural Gas Act or Section 311 of the Natural Gas Policy Act, and if the Company would not have been otherwise made subject to, or not have remained otherwise exempt from, such federal regulation but for such action by CREH, then (i) the Company shall have the right to terminate this Agreement immediately, and (ii) CREH SHALL BE RESPONSIBLE AND PAY FOR AND SHALL RELEASE, DEFEND, INDEMNIFY, RELEASE AND HOLD HARMLESS THE COMPANY AND ITS RESPECTIVE EMPLOYEES, OFFICERS, DIRECTORS, PARTNERS, MEMBERS, MANAGERS, AGENTS, REPRESENTATIVES TO THE MAXIMUM EXTENT PERMITTED UNDER APPLICABLE LAW, FROM ANY AND ALL LIABILITIES DIRECTLY RESULTING FROM AN AFFIRMATIVE ACTION BY CREH IN BREACH OF ITS OBLIGATION UNDER THIS SECTION 15.4. In addition to the foregoing, the Company may terminate this Agreement without penalty if the Company or the facilities (or any portion thereof) become subject to, or do not remain otherwise exempt from, federal regulation under the Natural Gas Act or Section 311 of the Natural Gas Policy Act, and the Company elects to discontinue providing gathering, processing and all other services to all customers on the applicable facilities.
15.5    INDEMNIFICATION. SUBJECT TO THE OTHER PROVISIONS OF THIS AGREEMENT, EACH OF THE COMPANY AND CREH (EACH AN “INDEMNIFYING PARTY”) SHALL INDEMNIFY, RELEASE, PROTECT, DEFEND, AND HOLD THE OTHER PARTY AND ITS RESPECTIVE EMPLOYEES, OFFICERS, DIRECTORS, PARTNERS, MEMBERS, MANAGERS, AGENTS AND REPRESENTATIVES (THE “INDEMNIFIED PARTIES”) HARMLESS AGAINST AND IN RESPECT OF ANY AND LIABILITIES INCURRED BY THE INDEMNIFIED PARTY TO THE EXTENT THOSE LIABILITIES ARISE FROM OR ARE RELATED TO EACH OF THE FOLLOWING EXCEPT TO THE EXTENT ARISING OUT OF THE GROSS NEGLIGENCE, BAD FAITH, FRAUD AND/OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PARTIES: (I) THE INDEMNIFYING PARTY’S FACILITIES OR OPERATIONS UNDER THIS AGREEMENT; (II) THE INDEMNIFYING PARTY’S POSSESSION AND CONTROL OF THE GAS, THE RESIDUE GAS AND THE PLANT PRODUCTS (EXCEPT FOR LIABILITIES CAUSED BY OR RELATING TO GAS RECEIVED BY THE COMPANY THAT DOES NOT CONFORM TO THE QUALITY SPECIFICATIONS WHICH IS COVERED BY SECTION 15.1 ABOVE); (III) THE INDEMNIFYING PARTY’S VIOLATION OF APPLICABLE LAWS; OR (IV) THE INDEMNIFYING PARTY’S BREACH OF THIS AGREEMENT.
15.6    LIMITATION OF CLAIMS. EACH PARTY WAIVES ALL RIGHTS, EXCEPT SUCH RIGHTS AS ARE OTHERWISE EXPLICITLY RETAINED IN THIS AGREEMENT, TO CLAIM INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES UNDER THIS AGREEMENT OTHER THAN WITH RESPECT TO DAMAGES RESULTING FROM THE

DELIVERY OF CREH GAS TO THE COMPANY THAT DOES NOT CONFORM TO THE QUALITY SPECIFICATIONS.
15.7    CREH’S BREACH OF THE MSA OR COMPANY GAS SUPPLY AGREEMENT. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, CREH EXPLICITLY AGREES THAT ANY AND ALL BREACHES BY THE COMPANY UNDER THIS AGREEMENT CAUSED OR CONTRIBUTED TO BY A BREACH OF CREH OR ANY OF ITS AFFILIATES (OTHER THAN THE COMPANY) OF THE MSA OR THE COMPANY GAS SUPPLY AGREEMENT SHALL NOT CONSTITUTE A BREACH BY THE COMPANY UNDER THIS AGREEMENT. CREH ALSO AGREES THAT IT SHALL INDEMNIFY, RELEASE, PROTECT, DEFEND, AND HOLD THE COMPANY AND ITS EMPLOYEES, OFFICERS, DIRECTORS, PARTNERS, MEMBERS, MANAGERS, AGENTS AND REPRESENTATIVES HARMLESS FOR ANY AND ALL CLAIMS OR CAUSES OF ACTION IN CONNECTION WITH OR RESULTING FROM ANY SUCH BREACH BY CREH OR ANY OF ITS AFFILIATES (OTHER THAN THE COMPANY) OF THE MSA AND THE COMPANY GAS SUPPLY AGREEMENT.
15.8    Advancement of Expenses. Any right to indemnification conferred in Section 15.5 shall include a limited right to be paid or reimbursed promptly by the Party obligated to provide indemnification pursuant to this Article XV for any and all reasonable and documented out-of-pocket expenses as they are incurred by the Person who may be entitled or authorized to be indemnified under this Article XV who was, is or is threatened, to be made a named defendant or respondent in a threatened, pending or completed Disputes, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in advance of the final disposition of the Dispute and without any determination as to such Person’s ultimate entitlement to indemnification. Notwithstanding the foregoing, the payment of such expenses incurred by any such Person who may be entitled or authorized to be indemnified under this Article XV in advance of the final disposition of a Dispute shall be made only upon delivery to the Party obligated to provide indemnification pursuant to this Article XV of a written affirmation by such Person who may be entitled or authorized to be indemnified under this Article XV of its good faith belief that it has met the requirements necessary for indemnification under Section 15.5 and a written undertaking by or on behalf of such Person to promptly repay all amounts so advanced if it shall ultimately be determined that such Person is not entitled to be indemnified under Section 15.5 or otherwise.
ARTICLE XVI
Access and Information Rights.
16.1    Access. The Company shall afford CREH and its employees, representatives and agents access during normal business hours to the Power Plant and Gas Processing Facility, including meters and measuring instruments in the Power Plant and Gas Processing Facility, and employees of the Company.
16.2    Information and Reporting. The Company shall deliver to CREH in a timely manner such information and reports as are reasonably requested by CREH in connection with this Agreement, including with respect to quantity and quality of the Electricity, Steam and CREH Gas.

ARTICLE XVII
Notices
All notices provided for in this Agreement shall be in writing at the addresses listed below or to such other address either Party shall designate by written notice. Such notices shall be sent by certified U.S. mail, return receipt requested, postage prepaid, by facsimile, by electronic mail, or by courier. Notices sent by certified mail or courier shall be deemed provided upon delivery as evidenced by the receipt of delivery. Notices sent by facsimile shall be deemed to have been provided upon the sending Party’s receipt of its facsimile machine’s confirmation of successful transmission. However, if the day on which such facsimile is received is not a Business Day or is after five p.m. local time on a Business Day, then such facsimile shall be deemed to have been provided on the next following Business Day. Notices sent by electronic mail shall be deemed to have been provided upon the sending Party’s receipt of a non-automated response from the recipient or automatic read receipt generated from the recipient’s electronic mail provider. If to the Company:
If to the Company:
Elk Hills Power, LLC
c/o California Resources Corporation
9200 Oakdale Avenue, Suite 900
Los Angeles, CA 91311
Telephone: 818-661-3702
Fax: 818-661-3750
Email: michael.preston@crc.com
Attn: General Counsel
and
ECR Corporate Holdings L.P.
c/o Development Capital Resources LLC
712 Main Street, Suite 920
Houston TX, 77002
Attention: Matthew M. Loreman
Email: mloreman@dcrlp.com
with a copy to (which shall not constitute notice):
Kirkland & Ellis LLP
609 Main Street
Houston, TX 77002
Attention: John Pitts, P.C.
Email: john.pitts@kirkland.com
If to CREH:
California Resources Elk Hills, LLC

27200 Tourney Road, Suite 315
Santa Clarita, CA 91355
Telephone: 818-661-3702
Fax: 818-661-3750
Email: michael.preston@crc.com
Attn: General Counsel

or to such other person or address as the addressee may have specified in a notice duly given as provided herein.
ARTICLE XVIII
Authorized Representative
18.1    Designation of Authorized Representative. Each Party will designate by written notice to the other an Authorized Representative who is authorized to act on its behalf with respect to those matters contained herein which are properly the functions and responsibilities of the Authorized Representatives. As of the date hereof, the Company’s Authorized Representative shall be the Company’s Gas and Power Operations Manager and CREH’s Authorized Representative shall be the Elk Hills Field Operations Manager. Each Party will have the right to change the designation of its Authorized Representative upon written notice to the other.
18.2    Functions. The Authorized Representatives will serve as liaisons between the Parties and will provide the means of securing prompt and effective cooperation and interchange of information in connection with this Agreement between the management of the Parties. The Authorized Representatives will have the following responsibilities, among others:
(a)    Providing liaison services on matters which may arise with respect to the quality of and the arrangements for the delivery and receipt of Steam, Electricity, and the other services and utilities to be provided in connection with the Power Plant, and the Services to be provided in connection with the Gas Processing Facility;
(b)    Reviewing, discussing, and attempting to resolve any disputes arising between the parties under this Agreement; and
(c)    Performing such other functions and duties as may be assigned to them in or pursuant to this Agreement.
18.3    Limited Authority. The Authorized Representative, in such capacity, will have no authority to modify the terms and conditions of this Agreement.
ARTICLE XIX
Assignability
19.1    Assignment. Except as otherwise provided in this Section 19.1 and Sections 11.2(d) and 11.2(e) of the LLC Agreement, neither Party hereto may assign any of its rights or obligations under this Agreement without the prior express written consent of the other, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, a Party shall be entitled to and shall assign this Agreement to any Affiliate to which the Power Plant and Gas Processing Facility, in the case of the Company, or CREH’s Field Facilities, in the case of CREH, are transferred without the prior consent of, but upon written notice to, the other Party, so long as such Affiliate assumes all of the obligations and liabilities of the assigning Party hereunder.
ARTICLE XX
Disputes; Arbitration
20.1    Disputes. If the Parties are at an impasse with respect to any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or validity thereof (a “Dispute”), the matter shall be submitted to the Class B Representative (as defined in the LLC Agreement) and the Elk Hills Vice President for Operations for resolution of the impasse. Submission of such matter for resolution by these individuals shall be accomplished by written notice from the Company or CREH to the other which reasonably describes the nature of the Dispute and states that it is being submitted for resolution pursuant to this Section 20.1. Such individuals shall consult promptly regarding the resolution of such impasse and shall use all reasonable efforts to resolve the impasse within twenty (20) Business Days following its submission.
20.2    Arbitration.
(a)    Any Dispute not resolved pursuant to Section 20.1 within twenty (20) Business Days may, upon the agreement of the Parties, be referred to binding arbitration, to be administered in Los Angeles, California, by the Judicial Arbitration and Mediation Service (“JAMS”) in accordance with the JAMS Comprehensive Arbitration Rules and Procedures then in effect (“JAMS Rules”). If the Parties do not agree to proceed with arbitration, each Party shall retain its rights and remedies as provided by Law, except to the extent limited or restricted by this Agreement, including pursuant to Article XXI. To the maximum extent permitted by applicable Law, each of the Parties hereby knowingly waives its respective rights to a jury trial of any Dispute that the Parties agree to submit to arbitration, and such arbitration shall be conducted as follows:
(i)    Arbitration may be initiated by a Party (“Claimant”) serving written notice on the other Party subject to the Dispute (“Respondent”) that Claimant has referred the Dispute to binding arbitration pursuant to this Section 20.2. Claimant’s notice initiating binding arbitration must describe in reasonable detail the nature of the Dispute and the facts and circumstances relating thereto and identify the arbitrator Claimant has appointed. Respondent shall respond to Claimant within 30 Days after receipt of Claimant’s notice, identifying the arbitrator Respondent has appointed. The two arbitrators so chosen by the Persons to the Dispute shall select a third arbitrator within 30 Days after the second arbitrator has been appointed. If either (A) Respondent fails to name its appointed arbitrator within the time permitted, or (B) the two arbitrators are unable to agree on a third arbitrator within 30 Days from the date the second arbitrator has been appointed, then, in either case, the missing arbitrator(s) shall be selected by JAMS with due regard given to the selection criteria above and input from the Parties and other arbitrators. JAMS shall select the missing arbitrator(s) not later than 90 Days from initiation of arbitration.
(ii)    The arbitration hearing for any Dispute (the “Hearing”) shall be conducted in Los Angeles, California and commence within 90 Days after the selection of the third arbitrator, unless delayed for good cause by order of the arbitrators. The Hearing shall be based upon written position papers and any declarations or expert reports attached thereto submitted by Claimant and Respondent within 30 Business Days after the selection of the third arbitrator, stating such Person’s proposed resolution of the dispute and any argument presented at the Hearing. Reply papers may be submitted by either Party up to 10 Business Days prior to the Hearing. To the extent that any Party submits declarations or expert reports, the admissibility of such declarations and expert reports shall be determined in substantial compliance with the federal rules of evidence and any declarant or expert must attend the hearing and be subject to cross examination. The Parties and the arbitrators shall proceed diligently and in good faith in order that the award may be made as promptly as possible. The arbitrators in the Hearing shall determine the Disputes subject thereto and render a final award (the “Arbitration Award”) by majority vote on or before 21 Days following the completion of the Hearing, unless the arbitrators extend such deadline for good cause. The Arbitration Award shall be in writing and set forth the reasons for the award.
(iii)    Claimant and Respondent shall each pay one-half of the compensation and expenses of JAMS and the arbitrator not appointed by Claimant or Respondent. Each of Claimant and Respondent shall pay the compensation and costs of the respective arbitrator appointed by such party.
(iv)    Notwithstanding any other provision of this Agreement, any Party to the Dispute may, prior to the appointment of the third arbitrator, seek temporary injunctive relief from any court of competent jurisdiction; provided that the Party seeking such relief shall (if arbitration has not already been commenced) simultaneously commences arbitration. Such court-ordered relief shall not continue more than 30 Days after the appointment of the arbitrators. In order to prevent irreparable harm, the arbitrators shall have the power to grant temporary or permanent injunctive or other equitable relief. Except as provided in Section 20.2(b) below, the Arbitration Award of the arbitrators in the Hearing shall be final, binding on and non-appealable by Claimant or Respondent. Notwithstanding any language in this Agreement or the Transaction Documents to the contrary, the Parties agree that the Arbitration Award may be appealed pursuant to JAMS Optional Arbitration Appeal Procedure (“JAMS Appellate Rules”) except to the extent those Rules have been modified by this Agreement. Once an Appeal has been timely filed with respect to any Arbitration Award, such Arbitration Award will no longer be considered final until the earlier of the time for filing the notice of appeal pursuant to JAMS Appellate Rules has expired or the appeals process set out herein has resulted in an Appeal Award (as defined herein).

(b)    Any Person subject to an Arbitration Award (the “Appellant”) may appeal an Arbitration Award that has been rendered pursuant to Section 22.2 (an “Appeal”) as follows:
(i)    The Appellant may initiate an Appeal by providing written notice to the other Person(s) subject to the Arbitration Award (the “Appellee”) within 30 calendar Days from the date such Arbitration Award is submitted to the Parties. Appellant’s notice of Appeal must describe in reasonable detail the nature of the Appeal and the elements of the Arbitration Award being appealed and identify the arbitrator Appellant has appointed for the Appeal. The Appellee shall respond to Appellant within 30 Days after receipt of Appellant’s notice of Appeal, identifying the arbitrator Appellee has appointed and evidencing any cross appeal (a “Cross-Appeal”) that Appellee intends to claim (which must be described in reasonable detail, including the elements of the Arbitration Award subject to Appellee’s Cross-Appeal). The two arbitrators so chosen by such Persons shall select a third arbitrator within 30 Days after the second arbitrator has been appointed. If either (A) the Appellee fails to name its party-appointed arbitrator within the time permitted, or (B) the two arbitrators are unable to agree on a third arbitrator within 30 Days from the date the second arbitrator has been appointed, then, in either case, the missing arbitrator(s) shall be selected by JAMS with due regard given to the selection criteria above and input from the Parties and other arbitrators. JAMS shall select the missing arbitrator(s) not later than 90 Days from initiation of arbitration. Such arbitrators so selected or appointed are referred to herein as the “Appeal Panel”.
(ii)    The record on Appeal will consist of the stenographic or other record of the Hearing and all exhibits, declarations and expert reports (including, in each case, documents appended thereto) that have been accepted into the record of the Hearing. The Parties will cooperate with each other in compiling the record on Appeal, and shall provide the record to the Appeal Panel as expeditiously as possible. No evidence not previously accepted by the arbitrators rendering the Arbitration Award will be considered by the Appeal Panel, unless the basis of the Appeal or Cross-Appeal is non-acceptance by such arbitrators of certain evidence, or unless the Appeal Panel determines that there is good cause to re-open the record. In addition to the record, each Person subject to an Appeal will be permitted to submit to the Appeal Panel within 30 Business Days after selection of the third arbitrator a written position paper (of no more than 50 pages). Each Party shall be entitled to a reply brief not to exceed 25 pages, which must be submitted to the Appeal Panel no less than 15 Business Days prior to any hearing, or as directed by the Appeal Panel.
(iii)    If the Appeal Panel decides a hearing is necessary, the hearing for any Appeal shall be conducted in Los Angeles, California and commence within 90 Days after the selection of the third arbitrator, unless delayed for good cause by order of the Appeal Panel. Such hearing shall be based upon written position papers submitted by Parties and the record compiled pursuant to Section 20.2(b)(ii).

(iv)    The Appeal Panel will apply the same standard of review that the first-level appellate court in the jurisdiction would apply to an appeal from the trial court decision; provided that if for any reason the Appeal Panel cannot apply such standard of review, the standard of review set out in the JAMS Appellate Rules shall apply. The Appeal Panel may affirm the Arbitration Award, reverse the Arbitration Award or modify the Arbitration Award. The Appeal Panel may not remand to the original arbitrators, but may re-open the record in order to review evidence that had been improperly excluded by such arbitrators or evidence that is now necessary in light of the Appeal Panel’s interpretation of the relevant substantive law. The Appeal Panel will make its decision (the “Appeal Award”) by majority vote and will issue the Appeal Award with the reasons therefor in writing to the Parties within 21 Days of the latest of the date of oral argument or the date of receipt of the record and of all position papers. Upon receipt of the Appeal Award issued by the Appeal Panel by the Parties, the Appeal Award will be final for purposes of judicial review, and judgment upon such award may be entered in any court having jurisdiction thereof.
(v)    Appellant and Appellee shall each pay one-half of the compensation and expenses of JAMS and the arbitrator not appointed by the Claimant or Respondent. Each of Appellant and Appellee shall pay the costs of the respective arbitrator it appointed.
(c)    All arbitrators appointed pursuant to this Section 20.2 must be neutral parties who have never been officers, directors or employees of or performed material work for the Parties or any of their Affiliates within the preceding five year period and must agree in writing to keep strictly confidential the specifics and existence of the applicable Dispute as well as all proprietary records of the Parties reviewed by the arbitrators in the process of resolving such Dispute or the Appeal relating to such Dispute. To the extent reasonably available, such arbitrators in any proceeding shall be retired judges with extensive experience in resolving disputes in the energy industry, including midstream oil and gas transaction issues or other applicable experience. To the extent no such retired judges are reasonably available for the Hearing or Appeal Panel, as applicable, then each arbitrator for the Hearing or Appeal, as applicable, that is not such a retired judge shall be a lawyer who, in addition to having formal training in the area of dispute resolution, must have not less than 10 years’ experience in the energy industry, including experience with midstream oil and gas transactional issues or other applicable experience. No arbitrator participating in any Hearing shall be appointed to any Appeal Panel relating to the same Dispute.
(d)    Each Party agrees that any Arbitration Award not subject to an Appeal and any Appeal Award may be enforced by a court of competent jurisdiction and that any Person that is a party to the Dispute may authorize any such court to enter judgment on the arbitrators’ decisions. No arbitrator may grant or award indirect, consequential, punitive or exemplary damages or damages for lost profits.
(e)    In rendering the Arbitration Award or any Appeal Award, the arbitrators shall abide by (i) the terms and conditions of this Agreement including, without limitation, any and all restrictions, prohibitions or limitations on damages or remedies set forth in this Agreement and (ii) the Law of the State of California. No arbitrator shall have jurisdiction or authority to add to, detract from or alter in any way the provisions of this Agreement.
(f)    All applicable statutes of limitation and defenses based upon the passage of time shall be tolled with respect to the matters at issue in the Dispute while the procedures specified in this Section 20.2 are pending. The Parties shall take any action required to effectuate that tolling. Each Party is required to continue to perform its obligations under this Agreement pending completion of the procedures set forth in this Section 20.2, unless to do so would be impossible or impracticable under the circumstances.
(g)    All Disputes and any Appeal of any Arbitration Award relating thereto shall be resolved in accordance with the procedures specified in this Section 20.2. All Disputes and any Appeal of any Arbitration Award relating thereto shall be resolved in accordance with the procedures specified in this Section 20.2, which shall be the sole and exclusive procedure for the resolution of any such Dispute and/or Appeal.
(h)    With respect to any Dispute that may be claimed by any Affiliate of a Party, such Party agrees to cause such Affiliate to be subject to the provisions of this Section 20.2, and such Party and its Affiliate shall collectively act as one Person for the purposes of such Dispute and any Appeal of an Arbitration Award with respect thereto.
(i)    If there is any inconsistency between this Section 20.2 and JAMS Rules, or JAMS Appellate Rules (as the case may be), the terms of this Section 20.2 shall control the rights and obligations of the Parties.
ARTICLE XXI
Jurisdiction; Waiver of Jury Trial
21.1    Dispute Resolution. In the event any Dispute is not resolved in accordance with Article XX, the following shall apply:
(a)    Consent to Jurisdiction. EACH PARTY TO THIS AGREEMENT HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY UNITED STATES DISTRICT COURT OR STATE COURT LOCATED IN KERN COUNTY, CALIFORNIA. EACH PARTY IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER SUCH ACTIONS OR PROCEEDINGS ARE BASED IN STATUTE, TORT, CONTRACT OR OTHERWISE), SHALL BE LITIGATED IN SUCH COURTS. EACH PARTY (i) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF SUCH COURTS FOR SUCH ACTIONS OR PROCEEDINGS, (ii) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND (iii) AGREES THAT IT WILL NOT BRING ANY SUCH ACTION OR PROCEEDING IN ANY COURT OTHER THAN SUCH COURTS. EACH PARTY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS

PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE AND IRREVOCABLE JURISDICTION AND VENUE OF THE COURTS DESCRIBED IN THIS SECTION 21.1(a). EACH PARTY WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY NON-APPEALABLE JUDGMENT RENDERED IN CONNECTION WITH SUCH ACTIONS OR PROCEEDINGS. A COPY OF ANY SERVICE OF PROCESS SERVED UPON THE PARTIES SHALL BE MAILED BY REGISTERED MAIL TO THE RESPECTIVE PARTY. NOTWITHSTANDING THE FOREGOING, UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS. IF ANY AGENT APPOINTED BY A PARTY REFUSES TO ACCEPT SERVICE, EACH PARTY AGREES THAT SERVICE UPON THE APPROPRIATE PARTY BY REGISTERED MAIL SHALL CONSTITUTE SUFFICIENT SERVICE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
(b)    WAIVER OF JURY TRIAL. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES TO THIS AGREEMENT WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT. EACH PARTY ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF ANY OF THE OTHER PARTIES. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING. EACH PARTY FURTHER AGREES THAT THE WAIVER SET FORTH IN THIS SECTION 21.1(b) SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTION CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAYBE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

ARTICLE XXII
Miscellaneous
22.1    Entire Agreement. This Agreement supersedes and completely supplants any and all prior oral or written and all contemporaneous oral discussions, negotiations, and agreements the Parties may have had with respect to any matters relating to the subject matter of this Agreement.
22.2    Governing Law. This Agreement has been executed and delivered and shall be construed, interpreted and governed pursuant to and in accordance with the laws of the State of California, without regard to any conflict of laws principles which, if applied, might permit or require the application of the laws of another jurisdiction.
22.3    Severability and Construction. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity and enforceability of any other provision, and each provision of this Agreement shall be enforced to the maximum extent permitted by applicable Law. The terms of any provision hereof held to be invalid or unenforceable shall be construed, if possible, to give effect to the parties’ lawful intent, as evidenced by the terms of this Agreement.
22.4    Cumulative Remedies; Specific Performance. Except as otherwise set forth in this Agreement, the remedies provided are cumulative, not exclusive, of any remedies provided by Law or in equity, and may be pursued separately, successively, or concurrently. Each Party acknowledges that it would be impossible to determine the amount of damages that would result from any breach of any provision of this Agreement and that the remedy at law for any breach, or threatened breach, of any of such provisions would likely be inadequate and, accordingly, agrees that the other Party shall, in addition to any other rights or remedies which it may have, be entitled to such equitable and injunctive relief as may be available from any court of competent jurisdiction to compel specific performance of, or restrain any party from violating, any of such provisions. In connection with any action or proceeding for injunctive relief, each Party hereby waives the claim or defense that a remedy at law alone is adequate and agrees, to the maximum extent permitted by law, to have each provision of this Agreement specifically enforced against it, without the necessity of posting bond or other security against it, and consents to the entry of injunctive relief against it enjoining or restraining any breach or threatened breach of such provisions of this Agreement.
22.5    Interpretation. The captions, headings, table of contents, and arrangements are for convenience only and do not and shall not be deemed to affect, limit, amplify, or modify the terms and provisions hereof. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
22.6    Amendments. No amendment or modification of the terms of this Agreement shall be binding on either Party hereto unless reduced to writing and signed by both Parties.
22.7    Counterparts. This Agreement may be executed in any number of counterparts, and each executed counterpart shall have the same force and effect as an original instrument.

22.8    Number and Gender; References. Pronouns, of whatsoever gender, shall include natural persons, corporations, and associations of every kind and character. Whenever the words hereof, hereunder, herein, or words of similar import are used in this Agreement, they shall refer to this Agreement in its entirety rather than to a particular section or provision unless the context specifically indicates to the contrary.
22.9    Further Assurances; Survival. If either Party to this Agreement reasonably determines or is reasonably advised that any further instruments or any other things are necessary or desirable to carry out the terms of this Agreement, the other Party shall execute and deliver all such instruments and assurances and do all things reasonably necessary and proper to carry out the terms of this Agreement. Upon the expiration or termination of this Agreement, this Agreement shall forthwith become void and the Parties shall have no liability or obligation under this Agreement, except that the termination or expiration of this Agreement shall not relieve any Party from any expense, liability or other obligation or remedy therefor which has accrued or attached prior to the date of such termination or expiration.
22.10    No Implied Waiver. None of the provisions of this Agreement shall be considered waived by either Party, except when such waiver is given in writing. The failure of any party to insist in any instance on strict performance of any provision of this Agreement shall not be construed as a waiver of any such provision or the relinquishment of any rights hereunder in the future.
22.11    Integration. This Agreement, the other Transaction Documents and the other agreements and documents expressly referred to herein are intended by the Parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Parties in respect of the subject matter contained herein and therein. This Agreement, the other Transaction Documents and the other agreements and documents expressly referred to herein or therein supersede all prior agreements and understandings between the Parties with respect to such subject matter. Each of the Parties acknowledges and agrees that in executing this Agreement the intent of the Parties in this Agreement, the other Transaction Documents and the other agreements and documents expressly referred to herein or therein shall constitute an unseverable and single agreement of the Parties with respect to the transactions contemplated hereby and thereby. On behalf of itself and each of its Affiliates, each Party waives any claim or defense based upon the characterization that this Agreement, the other Transaction Documents and the other agreements and documents expressly referred to herein or therein are anything other than a true single agreement relating to such matters. Each Party further acknowledges and agrees the matters set forth in this Section 22.11 constitute a material inducement to enter into this Agreement, the other Transaction Documents and the other agreements and documents expressly referred to herein or therein. Each of the Parties stipulates and agrees: (i) not to challenge the validity, enforceability or characterization of this Agreement, the other Transaction Documents and the other agreements and documents expressly referred to herein or therein as a single, unseverable instrument pertaining to the matters that are the subject of such agreements; (ii) this Agreement, the other Transaction Documents and the other agreements and documents expressly referred to herein or therein shall be treated as a single integrated and indivisible agreement for all purposes, including the bankruptcy of any Party; and (iii) not to assert or take or omit to take any action inconsistent with the agreements and understandings set forth in this Section 22.11.

22.12    No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any Contract delivered contemporaneously with this Agreement, and notwithstanding the fact that any Party may be a partnership or limited liability company, each Party agrees and acknowledges that no Persons other than the Parties shall have any obligation under this Agreement. Each Party to this Agreement further acknowledges and agrees that it has no rights of recovery, whether under this Agreement or under any Contracts delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith. The prohibition set forth in this Section 22.12 shall apply with equal application to any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties. The prohibition set forth in this Section 22.12 shall apply to any and all claims, whether such claims sound in tort, contract or otherwise. This prohibition shall apply whether such claims are asserted by attempting to pierce the corporate veil, or through a claim brought by or on behalf of such Party against such Persons and whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise. The Parties to this Agreement further expressly agree and acknowledge that no personal liability whatsoever shall attach to or be incurred by any of the Persons or entities referenced in this Section for any obligations of the applicable Party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed multiple originals of this Agreement as of the date first written above.

ELK HILLS POWER, LLC

By:	/s/ Shawn M. Kerns
Name:	Shawn M. Kerns
Title:	President

CALIFORNIA RESOURCES CORPORATION

By:	/s/ Shawn M. Kerns
Name:	Shawn M. Kerns
Title:	Executive Vice President – Corporate Development

Signature Page to Commercial Agreement